Exhibit 10.6.1
BUSINESS PROCESS OUTSOURCING SERVICES AGREEMENT
Between
IBM Daksh Business Process Services Private Limited
and
Make My Trip Private Limited

BPO Services Agreement
This Agreement is between:
(1)	MakeMyTrip India Private Limited, F-46, Malhotra Building, First Floor, near Indian Overseas Bank Connaught Place, New Delhi 110001 (“MMTL”); and

(2)	IBM Daksh Business Process Services Private Limited (formerly known as Daksh eServices Private Limited), a company organized and existing under the laws of India and having its registered office at 1st Floor, 25, Barakhamba Road, Connaught Place, New Delhi - 110 001 and corporate office at 186 Udyog Vihar Phase-I, Gurgaon, 122016, Haryana, India (hereinafter referred to as the “IBM”, which expression shall, unless contrary to the meaning or context thereof, be deemed to include its successors and assigns).
This Agreement sets out the Parties’ rights and obligations with respect to MMTL’s availing of the Services from IBM.
No machines or licensed program products may be acquired by MMTL under this Agreement. Any machines or licensed program products must be acquired under a separate agreement.

1.	Definitions
Agreement means this Business Process Outsourcing Services Agreement between MMTL and IBM, including the Transaction Documents and any other documents incorporated by reference.

Agreement Effective Date is the date that this Agreement becomes effective, as specified on the signature page.

Affiliate(s) is any entity which from time to time Controls, is Controlled by or is under common Control with the relevant Party or entity.

Affected Employees – means the individuals listed in Exhibit L-1 (Affected Employees) of Exhibit 1A (Employees) in Transaction Document

Confidential Information has the meaning given to that term in Section 10 of this Agreement.

Control means having the ability (including, without limitation, by means of owning or controlling a majority of voting rights or the right to appoint or remove a majority of the board of directors) to control the management and policies of an entity.

Derivative Work means a work based on one or more preexisting works, including a condensation, transformation, translation, modification, expansion, or adaptation that, if prepared without authorization of the owner of the copyright of such preexisting work, would constitute a copyright infringement under applicable law.

Enterprise means any legal entity (such as a corporation) and the subsidiaries it owns by more than 50 percent. The term “Enterprise” applies only to the portion of the Enterprise located in India.

Facilities means any location: 1) owned, leased, rented, or used by MMTL that IBM may use in providing the Services; and 2) that is listed in a Transaction Document.

Force Majeure Event has the meaning given to that term in Section 22 of this Agreement.

IBM Corp means International Business Machines Corporation, an IBM Affiliate.

Machines mean machines that are owned, leased, or rented by IBM and used by IBM to provide the Services. Machines located at the Facilities are listed as Services Machines in a Transaction Document.

Materials means expressions of literary works or other works of authorship (such as programs, program listings, programming tools, programming methodologies, documentation, reports, drawings and similar works) that are developed by IBM, under this Agreement, and delivered by IBM to MMTL as part of the Services, and are not available under vendor software license agreements (including license agreements for IBM Corp or IBM Products). Materials do not include the underlying literary works or other works of authorship upon which such Materials are based.

New Service means a service IBM may provide to MMTL subject to mutually agreeable terms and conditions to be set forth in a new or modified Transaction Document.

Party means either IBM or MMTL, collectively “Parties”.

Products collectively mean:
•	IBM Product(s), which means any equipment, program, system, product, or business process developed by IBM and used by IBM in conjunction with the Services provided to MMTL under this Agreement.

•	IBM Corp Product(s), which means IBM Corp logoed hardware or software made generally available by IBM Corp, IBM or its other Affiliates; and

•	MMTL Product(s), which means any equipment, system, program, product, or business process provided to IBM by MMTL under this Agreement or used in conjunction with the Services.
Project means the Services to be undertaken as specified in a Transaction Document.

Project Manager(s) means individuals assigned to a Project by MMTL and IBM, respectively, who have the authority to represent and bind MMTL and IBM, respectively, for that Project and who will have specific operational roles as described in a Transaction Document. MMTL and IBM will each provide the other reasonable advance written notice of a change to the respective Project Manager and will discuss any objections the other has to such change.

Regulatory Requirements collectively means:
•	IBM Regulatory Requirements, which means the laws applicable to IBM in its capacity as a provider of information technology enabled services and personnel to support business process outsourcing; and

•	MMTL Regulatory Requirements, which means the laws applicable to MMTL, including laws applicable to MMTL Business Processes.
Required Consents means any consents or approvals required to give IBM the right or license to access, use and/or modify the hardware, software, firmware and other products MMTL use, without infringing the ownership or license rights (including patent and copyright) of the providers or owners of such products.

Service(s) means the performance of a task, provision of advice and counsel, assistance, support, or access to a resource (such as access to an information database), as set out in the applicable Transaction Document, which IBM makes available to MMTL under the terms of this Agreement.

Services Recipients are the entities receiving Services at MMTL request and listed in a Transaction Document.

Software collectively means:
•	Applications Software, which means the programs, including all supporting documentation, source code, and media that: 1) perform specific data processing and telecommunication tasks; and 2) are listed as Applications Software in a Transaction Document; and

•	Systems Software, which means the programs, including all source code (if applicable), supporting documentation and media that: 1) perform tasks basic to the functioning of data processing and telecommunication; 2) are required to operate the Applications Software; and 3) are listed as Systems Software in a Transaction Document.
Subcontractors mean contractors, vendors, agents, and consultants selected and retained by MMTL or IBM, respectively.

Term has the meaning given to it in Section 20 of this Agreement.

Termination Charge means the charge for MMTL early termination of a Service for MMTL convenience, as set forth in the Section 20 of this Agreement. The Termination Charge is set forth in the applicable Transaction Document.

Third Party or Third Parties means any entity or person other than IBM and MMTL and their respective Affiliates, directors, officers, and employees.

Transaction Document means a document incorporated by reference herein which sets out the Services and the associated operational, commercial and any additional terms under which IBM will provide the Services to MMTL.

Transaction Effective Date is the time and date, specified in a Transaction Document, that the Transaction Document becomes effective.

MMTL Business Processes means the business processes executed or supported by IBM on MMTL behalf under this Agreement.

MMTL Data means any information relating to an identifiable individual or legal person if required by local law that IBM processes on behalf of MMTL in performing the Services. MMTL Data excludes information: 1) processed by IBM for any reason other than IBM’s performance of the Services; 2) processed by IBM because of its relationship with its customers (including MMTL and its Affiliates) generally; and 3) relating to employees of IBM and its Affiliates.

2.	Agreement Structure
(a)	Transaction Documents are part of this Agreement. All transactions have one or more associated Transaction Documents (such as an invoice, supplement, schedule, exhibit, statement of work, change authorization, or addendum).

(b)	Unless stated otherwise in the Transaction Document, if there is a conflict between the terms and conditions set out herein and the terms of a Transaction Document, these terms and conditions shall prevail over the terms of the Transaction Document .

(c)	MMTL accept the terms in Transaction Documents by (1) signing them, (2) using the Service, or allowing others to do so, or (3) making any payment for the Service.

(d)	A Service becomes subject to this Agreement when IBM accepts MMTL order by (1) sending MMTL a Transaction Document or (2) providing the Service.

3.	Charges and Payment
(a)	IBM shall charge MMTL, and MMTL shall pay IBM, for the performance of the Services as set forth in the applicable Transaction Document.

(b)	IBM will send the invoice by 10th day of every month for which services are provided and MMTL will make the payment by end of the same month through wire transfer to IBM’s bank account (Due Date). If the Payment is not made within the Due Date, MMTL shall be subject to late payment charge. Such charges will be calculated at a monthly rate of 2% of the invoice amount compounded for each period or part period of 30 (thirty) days that the invoice remains unpaid. Monthly billing cycle shall be as follows :
(i)	For the services provided in any given month, IBM will send the invoice to MMTL through email on 10th of that month based on the locked forecast for the same month as received earlier. MMTL then shall pay to IBM the amount as mentioned in the invoice based on the relevant clauses in this agreement. During the first week of next month, IBM and MMTL shall collectively work out the variance between actual and locked forecast for the previous month. If it is discovered and agreed between the parties that MMTL has paid extra then what should have been paid based on actuals, IBM then shall issue a credit note with the next month’s invoice to MMTL. MMTL then shall pay the next month’s payment after adjusting the amount as mentioned in the credit note.

(ii)	For the services provided in any given month, IBM will send the invoice to MMTL through email on 10th of that month based on the locked forecast for the same month as received earlier. MMTL then shall pay to IBM the amount as mentioned in the invoice based on the relevant clauses in this agreement. During the first week of next month, IBM and MMTL shall collectively work out the variance between actual and locked forecast for the previous month. If it is discovered and agreed between the parties that MMTL has paid less then what should have been paid based on actuals, IBM then shall issue an additional invoice for the amount in arrears with the next month’s invoice to MMTL. MMTL then shall pay the next month’s payment after adding the amount as mentioned in the additional invoice.
(c)	The charges are exclusive of all applicable taxes, duties and levies.

(d)	If any authority imposes a duty, tax, levy, or fee in respect of services provided by IBM to MMT excluding any income tax or any other direct taxes, then MMTL agree to pay that amount as specified in an invoice or supply exemption documentation.
All charges set forth in a Transaction Document exclude all applicable indirect tax or levies (including but not limited to service tax, value added/sales tax or any other taxes of a similar nature) which may be applicable to the services to which the charges relate.

4.	Taxes
(a)	MMTL will pay all:
(i)	applicable indirect taxes or levies (including but not limited to service tax, value added/sales tax or any other taxes of a similar nature) on the service provided by IBM to MMTL including any other indirect taxes that might come into effect after entering into this contract as rendered applicable; and

(ii)	Intentionally left blank.
(b)	The Parties agree to cooperate reasonably with each other to determine MMTL tax liability on IBM’s charges.

(c)	IBM will pay all:
(i)	personal property, sales, value-added, and use taxes on IBM’s personal property operated by IBM personnel; and

(ii)	taxes, assessments, and other levies on IBM’s owned, leased, rented, or purchased real property.
(d)	IBM’s invoices will state applicable Indirect taxes chargeable on the Services, if any, by tax jurisdiction.

(e)	The Parties will provide and make available to the other any resale certificates, tax exemption certificates, information regarding out-of-state sales or use of equipment, materials or services, direct pay certificates and other exemption certificates.
MMTL will be required under law to deduct withholding taxation (TDS) on services of IBM. This will be deducted from regular payments made to IBM. MMTL will issue a consolidated annual certificate to IBM for deduction of such TDS.

5.	Changes to the Agreement Terms
(a)	Should the Parties mutually agree upon any addition, modification or change to any terms of any Transaction Document, including the Services, fees, or schedules attached thereto, such addition, modification or change shall be done as per the procedure stated below and be signed by the Parties’ authorized representatives (such a signed document, a “Change Order”). Failure of the parties to agree on the entitlement to or the scope or amount of an equitable adjustment shall be treated and resolved as a dispute under the Section 19 of this Agreement.

(b)	Project Change Control Procedure: The following process will be followed if a change to a Transaction Document for a Service is required.
(i)	A project change request (“PCR”) will be the vehicle for communicating change. The PCR must describe the change, the rationale for the change and the effect the change will have on the Services. The designated Project Manager of the requesting Party will review the proposed change and determine whether to submit the request to the other Party.

(ii)	Both Project Managers will review the proposed change and recommend it for further investigation or reject it. A PCR must be signed by authorized representatives from both Parties to authorize investigation of the recommended changes.

(iii)	A written change authorization and/or PCR must be signed by authorized representatives from both Parties to authorize implementation of the investigated changes. Until a change is agreed in writing, both Parties will continue to act in accordance with the latest agreed version of the Transaction Document.
(c)	Changes Made by IBM on an Emergency Basis: Except for changes made by IBM on an emergency basis, IBM will schedule change activities in accordance with the Project Change Control Procedure with the goal of minimizing unreasonable interruptions to MMTL business operations. With respect to changes made by IBM on an emergency basis, IBM will provide MMTL with documentation of such changes within five business days after such changes were made.

6.	Notices
(a)	Unless otherwise set forth in a Transaction Document, any notices, requests or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, by overnight courier, or by facsimile transmission or e-mail, or mailed by registered or certified mail, return receipt requested, postage prepaid, and addressed to the appropriate Party at its address or to its fax number, as appropriate, as set forth below:

MMTL Contact Information	IBM Contact Information
MakemyTrip India Private Limited Plot No 103, Phase I, Udyog Vihar Gurgaon Haryana, India	IBM Daksh Business Process Services Private Limited DLF Building No. 8, Tower B 4th Floor, DLF Cyber City DLF Phase II, Gurgaon – 122002 Haryana, India

Attention: [Rajesh Magow]	Attention: [Chandrasekar Thyagarajan]
Fax:[ ]	Fax: [0124 = 4263311]

With a copy to: General Counsel, IBM India
Fax: [Insert]
(b)	Any such notice, request, or other communication shall be considered given on the date of hand or courier delivery if delivered by hand or overnight courier, on the date of receipt if delivered by fax or e-mail, or on the date of deposit in the mail as provided above. By giving at least two (2) days’ prior written notice, either Party may from time to time and at any time change its mailing address or fax number hereunder.

7.	Personnel
(a)	Each Party is responsible for the supervision, direction, control, and compensation of its respective personnel. IBM reserves the right to determine the assignment of its personnel. All Services shall be furnished by IBM as an independent contractor. Under no circumstances shall any IBM employee utilized by IBM to perform the Services be deemed to be MMTL’s employees. The Parties are not joint employers for any purpose under this Agreement.

8.	Non-Solicitation
During the Term of this Agreement and for a period of two (2) years after the date of termination of this Agreement, neither Party will knowingly solicit any of the other Party’s employees who, were directly involved in the delivery or receipt of the Services. The restrictions contained in this paragraph regarding non-solicitation of employees will not apply to any of the following: (a) to the extent that any such employee has ceased to be employed by a Party for at least six (6) months prior to being solicited; or (b) to the extent that an employee responds (without specific solicitation) to a general advertisement through newspapers or other publications of general circulation, placement agencies or similar means; or (c) as otherwise mutually agreed upon by the Parties.

9.	Reports
IBM will provide MMTL with reports at such intervals as may be specified in the applicable Transaction Document. Such reports will include performance against any specified agreed performance metrics, and shall be in a format and include such other content as mutually agreed.

10.	Confidentiality
(a)	Each Party’s mutual objective under this Section 10 is to provide appropriate protection for confidential information while maintaining its ability to conduct its respective business activities. The Parties agree that the following terms apply when either party discloses confidential information to the other under this Agreement.

(b)	For the purposes of this Section 10, “Confidential Information” means information provided by the disclosing Party (“Discloser”) to the receiving Party (“Recipient”) that (1) is marked with a restrictive legend of the Discloser or is identified as confidential at the time of disclosure; or (2) contains the Discloser’s customer lists, customer information, account information, information regarding business planning and business operations, and administrative, financial or marketing activities, provided (a) the Discloser treats such information as confidential and (b) such information is reasonably considered confidential based upon the nature of the information. Neither Party will, without the prior written consent of the other, disclose to any Third Parties any Confidential Information which is received from the other Party for the purposes of providing or receiving Services. Each Party agrees that any such Confidential Information received by it from the other may be used by its (and its respective Affiliates’) personnel only for the purposes of providing or receiving Services under this or any other contract between the Parties. These restrictions will not apply to any information which: (i) is or becomes generally available to the public other than as a result of a breach of an obligation under this Section; (ii) is acquired from a third party without an obligation of confidentiality; (iii) is or has been independently developed by the Recipient (or one of its Affiliates) or was known to it or them prior to receipt; or (iv) is generally known or easily ascertainable by non-parties of ordinary skill in computer or process design or programming or MMTL’s field of business.

(c)	Neither Party will be liable to the other for inadvertent or accidental disclosure of Confidential Information if the disclosure occurs notwithstanding the Party’s exercise of the same level of protection and care that such Party customarily uses in safeguarding its own confidential information. Confidential Information disclosed under this Agreement will be subject to this Section 10 for two (2) years following the initial date of disclosure.

(d)	Notwithstanding Section 10(b) above, each Party will be entitled to disclose Confidential Information of the other: (i) to its respective insurers or legal advisors, auditors, and (ii) to a third party, to the extent that this is required by any court of competent jurisdiction, by a governmental or regulatory authority, or where there is a legal right, duty or requirement so to disclose, provided that in the case of this Sub-section (d)(ii), where reasonably practicable (and without breaching any legal or regulatory requirement) not less than 2 business days’ notice in writing is first given to the other Party. Notwithstanding anything to the contrary, IBM may disclose Confidential Information referred to in this Section to (1) IBM’s Affiliates or (2) a Third Party as may be necessary for the delivery of the Services, subject to such Third Party agreeing, in writing, to be bound by similar terms and conditions.

(e)	Notwithstanding Section 10(b) above, IBM may cite the performance of the Services to its customers and prospective customers as an indication of IBM’s experience, unless the Parties specifically agree otherwise in writing.

11.	Materials Ownership and License
(a)	This Section specifies the ownership and license rights in Materials. Materials are either Type I Materials or Type II Materials.

(b)	Type I Materials are software(s) for which the preexisting copyright is owned by MMTL. MMTL provides a license to IBM in any pre-existing material owned by MMTL only for the purpose of providing services to MMTL under this Agreement or any related SoWs. On termination of this Agreement such license to any pre-existing material of MMTL shall also terminate and IBM shall have no further right to use any pre-existing material of MMTL. All other Materials are Type II Materials, including Derivative works of Type I Materials.

(c)	Type I Materials – Ownership: Type I Materials are owned by MMTL. IBM will retain one copy of Type I Materials during the subsistence of this Agreement or as may be required under Law.

Type I Materials under the possession of IBM would be returned to MMTL or destroyed after the expiry / termination of Agreement.

(d)	Intentionally Left Blank

(e)	Type II Materials – Ownership: Type II Materials are those created during the provision of the Services or otherwise (such as those that preexist the Services) in which IBM, its Affiliates or Third Parties have all right, title and interest (including ownership of copyright).

(f)	Type II Materials – License Rights: IBM hereby grants to MMTL a nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform and distribute, within MMTL Enterprise only, copies of Type II Materials, but only for:
(a)	MMTL’s internal use; and

(b)	for the purpose of MMTL’s receipt of the Services during the Term, provided that such license will terminate upon the termination of this Agreement.
(g)	Items Provided by MMTL: With respect to items provided by MMTL, MMTL’s Affiliates, or MMTL’s Subcontractors, and not developed under this Agreement, such items are owned by MMTL, MMTL’s Affiliates, or MMTL’s Subcontractors. MMTL hereby grant to IBM a license to such items as follows:
(a)	a nonexclusive, worldwide, paid-up license to use, execute, reproduce, display, perform, distribute copies of, and modify (including creating Derivative Works based on) such items, but only:
(1)	for IBM’s internal use,

(2)	for the purposes of IBM providing the Services, and

(3)	during the Term; and
(h)	The ownership and license rights granted in this Section are limited by and subject to any patents and copyrights held by, and the terms of any license agreements with, applicable vendor software providers (including IBM and its Affiliates).

(i)	To the extent all or any portion of the Materials may not, by operation of law, be owned by the entity to which ownership is granted in this Section (the Owner), the other hereby assigns, without further consideration, ownership in such Materials to such Owner.

(j)	The Parties grant only the licenses and rights specified in this Agreement. No other licenses or rights (including licenses or rights under patents) are granted.

(k)	The Parties each agree to reproduce the copyright notice and any other legend of ownership on the original and any copies made under the licenses granted in this Section.

(l)	Notwithstanding any other provision of this Agreement, IBM and its Affiliates will not be prevented or restricted by this Agreement from using any technique, idea, concepts or know-how relating to IBM’s or its Affiliates’ business activities.

12.	Indemnification
(a)	Defense by IBM: IBM will defend MMTL, MMTL’s Affiliates, and their respective employees, officers, and directors against any claim by a Third Party:
(i)	that an IBM Product used by IBM in conjunction with the Services under this Agreement infringes such Third Party’s patent or copyright;

(ii)	for taxes (and interest or penalties assessed thereon) against MMTL that are obligations of IBM pursuant to Section 4 of this Agreement.

(iii)	based on any representations, oral or written, made by IBM to MMTL employees, including the Affected Employees, regarding the employment of the Affected Employees with IBM under this Agreement, unless such representations were expressly authorized in writing by MMTL.
(b)	Defense by MMTL: MMTL will defend IBM, its Affiliates, and their respective employees, officers, and directors against any claim by a Third Party:
(i)	that MMTL’s Product(s) infringes such Third Party’s patent or copyright;

(ii)	that a contractual obligation not expressly assumed by IBM under Section 17 of this Agreement and listed in a Transaction Document was not performed;

(iii)	that is brought by a Services Recipient and is related, directly or indirectly, to the Services;

(iv)	for taxes (and interest or penalties assessed thereon) against IBM that are obligations of MMTL pursuant to Section 4 of this Agreement;

(v)	based on an environmental claim arising out of this Agreement or as a result of the Services performed at the Facilities, except to the extent that IBM has caused the environmental damage as a result of IBM’s breach of its obligations under this Agreement; and

(vi)	based on any products or services provided by MMTL or MMTL’s Affiliates.

(vii)	made by MMTL to MMTL employees, including the Affected Employees, regarding the employment of the Affected Employees with IBM under this Agreement, unless such representations were expressly authorized in writing by IBM.
(c)	Indemnity: If a Party is obligated to provide the defense in Sections 12(a) or 12(b) above (the “Indemnifying Party”), subject to Section 12(g), the Indemnifying Party agrees to pay to the other (the “Indemnified Party”) all:
(i)	damages that a court finally awards to such Third Party for such claim and any reasonable attorneys’ fees and costs of investigation incurred by the Indemnified Party in connection with defending such claim (“Defense Costs”); or

(ii)	the amount of any settlement agreed to by the Indemnifying Party and any Defense Costs, in each case, in proportion to the Indemnifying Party’s comparative fault in causing such amounts.
(d)	Patent and Copyright Claims: The Indemnifying Party will have no obligation for patent or copyright claims pursuant to Sections 12(a) or 12(b) above to the extent such claims are a result of:
(a)	modifications of the Products, or the use of such Products in other than their specified operating environment;

(b)	the Indemnified Party’s combination, operation, or use of Products with products, data, or apparatus not provided by the Indemnifying Party; or

(c)	the Indemnified Party’s use of the Products in a country other than the country set forth in this Agreement or a Transaction Document, unless such modification, combination, operation or use was at the direction or request of, or in accordance with the specifications provided by, the Indemnifying Party.

(e)	Intentionally left blank

(f)	Patent and Copyright Claims (Cont’d): If a patent or copyright infringement claim is made or appears likely to be made, the Indemnified Party agrees to permit the Indemnifying Party to use commercially reasonable efforts to obtain the right for the Indemnified Party to continue to use the relevant Product or to modify or replace it with one that is at least functionally equivalent, provided, however, that use of such Product may be discontinued if the Product cannot be modified or replaced, and the Indemnified Party and the Indemnifying Party will cooperate with each other to achieve a reasonable alternative arrangement for providing the affected Services with appropriate adjustment to the Services, performance metrics and charges.

(g)	Indemnification Procedures: The Indemnifying Party’s obligations under this Section are subject to the Indemnified Party following the procedures set forth in this Section 12(g).
(i)	The Indemnified Party will promptly notify the Indemnifying Party in writing of a claim covered by this Section 12.

(ii)	The Indemnifying Party will be entitled to take sole control of the defense and investigation of the claim (“Defense”) at its own expense, and to use attorneys of its choice, by providing prompt written notice to the Indemnified Party. The Indemnifying Party will not be liable to the Indemnified Party for any Defense Costs incurred after such notice, except for Defense Costs incurred at the Indemnifying Party’s request.

(iii)	The Indemnified Party will cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the Defense of such claim, and may reasonably participate at its own expense, through its attorneys or otherwise, in such Defense.

(iv)	If the Indemnifying Party does not take sole control of the Defense of a claim as provided in this Section 12(g):
(a)	the Indemnifying Party may participate in such Defense, at its sole cost and expense;

(b)	the Indemnified Party will have the right to defend the claim in such manner as it may deem appropriate; and

(c)	the Indemnifying Party will pay the Indemnified Party’s Defense Costs.
(v)	All settlements of claims subject to indemnification under this Section will:
(a)	be entered into only with the consent of the Indemnified Party, which consent will not be unreasonably withheld; and

(b)	include an appropriate confidentiality agreement prohibiting disclosure of the terms of such settlement.
(vi)	The Indemnifying Party will be subrogated to the rights and defenses of the Indemnified Party to the extent of, and with respect to, the Indemnifying Party’s obligation to indemnify the Indemnified Party under this Section 12.

13.	Required Consents
(a)	MMTL is responsible for promptly obtaining and providing to IBM all Required Consents necessary for IBM to provide the Services described in this Agreement and any Transaction Documents.

(b)	MMTL will indemnify, defend and hold IBM, its Affiliates, harmless from and against any and all claims, losses, liabilities and damages (including reasonable attorneys’ fees and costs) arising from or in connection with any claims (including patent and copyright infringement) made against IBM, alleged to have occurred as a result of MMTL’s failure to provide any Required Consents to IBM.

(c)	IBM will be relieved of the performance of its obligations affected by MMTL’s failure to promptly provide any Required Consents to IBM, to the extent of such failure affecting the performance of its obligations.

14.	Software
(a)	With respect to the software used by IBM to provide the Services:
(i)	MMTL represent and warrant that, during the term of this Agreement, MMTL have the right to access and use such software in the manner in which MMTL were using such software as of the Transaction Effective Date.

(ii)	MMTL hereby grant to IBM, for IBM’s provision of the Services, the same rights to use such software that MMTL have with respect to such software, subject to Section 13 of this Agreement.

15.	Services Recipients
(a)	IBM will provide Services to Services Recipients, subject to the terms of this Section.

(b)	MMTL represent and warrant that MMTL will have a written agreement with the Services Recipients prior to IBM’s provision of Services to such Services Recipients that provides, for the benefit of IBM, that:
(i)	the Services Recipients will not make any claim or be a party to any action or lawsuit, directly or indirectly, against IBM or its Affiliates or their employees, officers, or directors arising out of or in connection with this Agreement; and

(ii)	the Services Recipients will direct all communications regarding this Agreement through and to MMTL, and not through or to IBM.
(c)	MMTL is fully responsible for the performance of its obligations under this Agreement with respect to the Services provided to such Services Recipients.

(d)	Nothing in this Section relieves MMTL of its obligations or expands IBM’s obligations under this Agreement.
16. Warranty for IBM Services
(a)	Authorization and Enforceability: Each Party represents and warrants that:
(i)	it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

(ii)	its signing of and agreement to this Agreement has been duly authorized by all requisite corporate actions;

(iii)	it has signed and agreed to this Agreement; and

(iv)	this Agreement is a valid and binding obligation, enforceable against it in accordance with its terms (assuming the due authorization, execution, and delivery by the other).
(b)	Compliance with Laws and Obligations:
(i)	IBM warrants that it complies with the IBM Regulatory Requirements to the extent that such Regulatory Requirements relate to the performance of its obligations under this Agreement.

(ii)	MMTL warrants that MMTL and MMTL’s Business Processes comply with MMTL’s Regulatory Requirements to the extent that such Regulatory Requirements relate to the performance or utilization of the Services, and will identify and make interpretations of all of MMTL’s Regulatory Requirements applicable to the performance or utilization of the Services.

(iii)	Any modifications to the Services as a result of MMTL’s Regulatory Requirements will be considered a New Service.
(c)	Disclaimer of Warranty for EMU:
(i)	IBM is not providing any Economic Monetary Union (EMU) or Euro denomination services under this Agreement.

(ii)	Under this Agreement, IBM is not responsible for:
(a)	MMTL’s or MMTL’s Affiliates’ Products;

(b)	a Third Party’s products; or

(c)	IBM Corp and IBM Products not provided and selected by IBM under this Agreement,

((a), (b), and (c) collectively, “Other Products”) to correctly process or properly exchange data in the EMU or Euro denomination.
(iii)	MMTL acknowledges that MMTL is responsible for assessing MMTL’s current systems and taking appropriate action to migrate to EMU-ready or Euro-ready systems.
(d)	Other Disclaimers:
(i)	IBM warrants that services shall materially confirm to the SLA’s as agreed in the SOW.
EXCEPT AS PROVIDED IN THIS SECTION 16, THERE ARE NO EXPRESS WARRANTIES, REPRESENTATIONS, UNDERTAKINGS, OR CONDITIONS (STATUTORY OR OTHERWISE) BY IBM, AND THERE ARE NO IMPLIED WARRANTIES, REPRESENTATIONS, UNDERTAKINGS, OR CONDITIONS (STATUTORY OR OTHERWISE) BY IBM, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, IN THIS AGREEMENT.

17.	Limitation of Liability
(a)	Each Party’s and its respective Affiliates’, employees’, officers’, and directors’ entire liability under this Agreement, and their exclusive remedies, are set forth in this Section and Section 12 of this Agreement.

(b)	Each Party’s and its respective Affiliates’, employees’, officers’ and directors’ entire liability for actual, direct damages under this Agreement, regardless of the basis on which IBM or MMTL are entitled to claim damages (including breach, negligence, misrepresentation, or other contract or tort claim), will be limited in the aggregate for all claims and causes of actions to an amount equal to the greater of US $100,000 or the amount actually paid by MMTL to IBM for the Services provided under this Agreement during the six months prior to the occurrence of the first claim or cause of action.

(c)	In no event will either Party or its respective Affiliates, employees, officers, and directors have any liability under this Agreement, regardless of the basis on which IBM or MMTL are entitled to claim damages (including breach, negligence, misrepresentation, or other contract or tort claim), for any special, incidental, punitive, indirect, economic or consequential damages, or any loss of profit, loss of revenue, loss of data, loss of anticipated savings, or damage to reputation, even if foreseeable or even if MMTL or IBM has been advised of the possibility of such damages; provided that this Section 17(c) does not apply to MMTL’s failure to pay any amounts owing to IBM under this Agreement.

(d)	The limitation of liability in Sections 17(b) and 17(c) above do not apply to:
(i)	MMTL’s failure to pay any amounts owing to IBM under this Agreement (including amounts owing for Services rendered or services that would have been rendered but for MMTL’s breach of this Agreement);

(ii)	any damages for bodily injury (including death) and damage to real property and tangible personal property for which a Party is legally liable;

(iii)	Each Party’s obligation to indemnify the other under this Agreement; and

(iv)	any damages associated with MMTL’s/IBM infringement or violation of the intellectual property rights of IBM/MMTL or its Affiliates.

(v)	Defense Costs and amounts payable to Third Parties pursuant to MMTL’s or IBM’s obligation to indemnify the other under this Agreement, as provided in Section 12 (a) (iii) and Section 12 (b) (vii).
(e)	In no event will IBM/MMTL or its Affiliates, employees, officers, and directors have any liability under this Agreement, regardless of the basis on which MMTL/IBM is entitled to claim damages (including breach, negligence, misrepresentation, or other contract or tort claim), for claims made against MMTL/IBM by Third Parties or MMTL/IBM’s Affiliates, except for (i) claims for bodily injury (including death) and damage to real property and tangible personal property for which IBM/MMTL is liable, and (ii) claims in respect of which IBM/MMTL has an obligation to indemnify MMTL/IBM pursuant to this Agreement.

(f)	In no event will IBM/MMTL, its Affiliates, or their respective employees, officers, and directors have any liability for any damages to the extent caused by MMTL/IBM, MMTL/IBM’s Affiliates’, or their respective employees’, officers’, or directors’ failure to perform MMTL/IBM’s obligations under this Agreement, nor will MMTL/IBM, MMTL/IBM’s Affiliates, or their respective employees, officers, and directors have any liability for any damages if to the extent caused by IBM/MMTL’s, its Affiliates’, or their respective employees’, officers’, or directors’ failure to perform IBM/MMTL’s obligations under this Agreement.

18.	Data Protection
(a)	General
(i)	The Parties are each responsible for complying with their respective obligations under the applicable data protection laws governing MMTL’s Data.

(ii)	MMTL remain solely responsible for determining the purposes and means of IBM’s processing of MMTL’s Data under this Agreement, including that such processing will not place IBM in breach of the applicable data protection laws.

(iii)	Data protection laws are MMTL’s Regulatory Requirements with respect to MMTL’s Data, except and only to the extent such data protection laws regulate IBM’s processing of MMTL’s Data in IBM’s performance of the Services. The Parties each acknowledge that it is not investigating the steps the other is taking to comply with applicable data protection laws. Nothing in this Agreement prevents IBM or MMTL from taking the steps it deems necessary to comply with applicable data protection laws.
(b)	Security

(i)	By executing this Agreement, MMTL appoint IBM as a data processor of MMTL’s Data. As a processor of MMTL’s Data, IBM will process MMTL’s Data as specified in a Transaction Document. MMTL agree that IBM may perform such processing as IBM reasonably considers necessary or appropriate to perform the Services. Upon expiration or termination of this Agreement, MMTL will give the data protection authority prompt notice of the termination of the appointment of IBM as MMTL’s data processor.
(c)	Transborder Data Flows
(i)	IBM will not transfer any of MMTL’s Data across a country border unless IBM reasonably considers such transfer appropriate or useful for IBM’s performance of the Services or obtains MMTL’s prior written consent, or as is expressly provided in the MSA

(ii)	MMTL are solely responsible for determining that any transfer by IBM or MMTL of MMTL’s Data across a country border under this Agreement complies with the applicable data protection laws.

(iii)	MMTL shall obtain all necessary consents and regulatory approvals required for any transfers of MMTL’s Data across country borders.
(d)	Information
(i)	If, under the applicable law, MMTL is required to provide information to an individual regarding MMTL’s Data, IBM will reasonably cooperate with MMTL in providing such information. MMTL will reimburse IBM for its reasonable charges for such assistance.

(ii)	Upon IBM’s or MMTL’s reasonable written request, MMTL or IBM will provide the other with such information that it has regarding MMTL’s Data and its processing that is necessary to enable the requester to comply with its obligations under this Section and the applicable data protection laws.

(iii)	On prior notice, MMTL shall have access to IBM or its affiliate facilities providing services under this agreement, during normal business hours for the purpose of business reviews and meetings only. MMTL agree to allow IBM to store MMTL’s contact information, such as names, phone numbers, and e-mail addresses, in any country where IBM does business and to use such information internally and to communicate with MMTL for the purposes of MMTL’s and IBM’s business relationship only.

19.	Escalation Procedure
(a)	The following procedure will be followed if resolution is required to a conflict arising during performance of a Service:
(i)	When a conflict arises between MMTL and IBM, the project team member(s) will first strive to work out the problem internally.
(a)	Level 1: If the project team cannot resolve the conflict within two (2) working days, MMTL’s Project Manager and IBM’s Project Manager will meet to resolve the issue.

(b)	Level 2: If the conflict is not resolved within three (3) working days after being escalated to Level 1, MMTL’s assigned executive sponsor will meet with the IBM project executive to resolve the issue.
(ii)	If the conflict is resolved by either Level 1 or Level 2 intervention, the resolution will be addressed in accordance with the Project Change Control Procedure set out in Section 5 of this Agreement.

(iii)	During any conflict resolution, IBM agrees to provide Services relating to items not in dispute, to the extent practicable pending resolution of the conflict. MMTL agree to pay invoices for such services not in dispute in accordance with the Transaction Document
If the conflict remains unresolved after Level 2 intervention, then either Party may terminate the Service under the terms of this Agreement. If the conflict is addressed by termination, MMTL agree to pay IBM for all Services IBM provides.

20.	Term and Termination
(a)	Term: The term of this Agreement (“Term”) will commence as of the Agreement Effective Date and will continue for a period of five (5) years or the last expiration of any Transaction Document in effect as of the date of expiration of such period, whichever is the later, unless earlier terminated in accordance with the provisions of this Agreement. The Parties may agree to extend the Term of this Agreement by exchanging a letter duly signed by authorised representatives of both Parties. Each Transaction Document shall set forth the applicable term for that Transaction Document.

(b)	Survival: Any term of this Agreement which by its nature extends beyond the Term or expiry of this Agreement will remain in effect until fulfilled, and will apply to both Parties’ respective successors and assignees.

(c)	Termination for Convenience:
(i)	Both IBM and MMTL may elect to terminate the Agreement or any applicable SoW by providing 6 months notice period to the other party. The effective date of termination for convenience must not be earlier than 2 years from the Transaction Effective Date
(d)	Termination for Cause:
(i)	Either Party (the “Nonbreaching Party”) may elect to terminate a Transaction Document for material breach by the other Party (the “Breaching Party”) by following the process set forth in this Section.

(ii)	The Nonbreaching Party will provide the Breaching Party with written notice of such material breach within 60 days after the material breach, describing in detail the specific nature and dates of the material breach, and will, if the material breach is capable of being cured, provide the Breaching Party with the opportunity to cure the material breach within the following periods:
(a)	in the event of a failure to pay any amount due on the payable date specified in a Transaction Document, 10 days after receipt of such written notice; and

(b)	in the event of any other material breach, 45 days after receipt of such written notice.
(iii)	If the material breach is not cured during the applicable cure period set forth above, the Nonbreaching Party may terminate the effected Transaction Document for material breach by providing the Breaching Party with written notice within 60 days after the expiration of the cure period specified above, declaring termination of the Transaction Document for material breach under this Section, effective on the date stated in such notice. Such effective date will be no later than 120 days after the Breaching Party’s receipt of such notice of termination for material breach.
(e)	Temporary Extension of Services:
(i)	If MMTL is unable to complete the transition of Services as of the expiration or termination of a Transaction Document, MMTL may elect once to extend the Transaction Document at the then-current prices, resource levels, charging methodology, and other applicable terms for up to six months beyond the then effective date of the expiration or termination of the Transaction Document (a Temporary Extension of Services) by notifying IBM in writing of such election at least 90 days prior to such effective date. MMTL will pay IBM for:
(a)	the charges otherwise due and owing under this Agreement; and
The Transaction Document will terminate as of midnight (according to the time zone stated for the expiration date) on the last day of such Temporary Extension of Services.
(ii)	If IBM terminates a Transaction Document for MMTL’s material breach, MMTL will not have the right to elect a Temporary Extension of Services.

(iii)	There will be no adjustment to the Termination Charges as a result of a Temporary Extension of Services.
(f)	Transfer Assistance:

(i)	If MMTL desires IBM’s assistance in transferring Services back to MMTL, MMTL Affiliates, or a Third Party upon termination or expiration of a Transaction Document (“Transfer Assistance”), upon MMTL’s reasonable written request, IBM will provide such Transfer Assistance to MMTL:
(a)	to the extent IBM can perform such requested Transfer Assistance using its then-existing resources dedicated solely to providing the Services under the Transaction Document, until expiration or termination of the Transaction Document; and

(b)	to the extent IBM reasonably agrees to perform the requested Transfer Assistance, for the period of time requested by MMTL, which period will end no later than six months after the effective date of the expiration or termination of the Transaction Document (the “Transfer Assistance Period”).
(ii)	If IBM’s Transfer Assistance will require the use of different or additional services or resources beyond that which IBM is then using to provide the Services in accordance with the agreed baselines and performance metrics, such request for Transfer Assistance will be considered a New Service and performed for an additional charge.

(iii)	During the Transfer Assistance Period, IBM will provide MMTL, MMTL’s Affiliates, and their Third Parties, as necessary, with reasonable access to the Machines and Software, provided:
(a)	any such access does not interfere with IBM’s ability to provide the Services or Transfer Assistance; and

(b)	such Third Parties and MMTL’s Affiliates comply with IBM’s security and confidentiality requirements, including execution of a confidentiality agreement reasonably acceptable to IBM.
(iv)	MMTL will allow IBM to use the Facilities to enable IBM to effect an orderly transition of resources, for up to 60 days after the later of:
(a)	the expiration or termination of the Transaction Document; or

(b)	the last day of the Transfer Assistance Period.
(v)	If IBM terminates a Transaction Document for cause, IBM may provide MMTL with Transfer Assistance only if MMTL pay for such Transfer Assistance in advance.

(vi)	The applicable provisions of this Agreement will remain in full force and effect during the Transfer Assistance Period.
(g)	Other Rights Upon Expiration or Termination: IBM will provide the additional assistance set forth in Section 20(i) below upon expiration or termination of a Transaction Document (other than where IBM terminates the Transaction Document for MMTL’s material breach).

(h)	Contracts:
(i)	IBM will provide MMTL with contracts transfer assistance as set forth in this Section, subject to:
(a)	MMTL’s written request;

(b)	IBM’s right to transfer such contract;

(c)	the release of IBM from all contractual responsibility and liability under such contract; and

(d)	MMTL’s assumption of all contractual responsibility and liability under such contract, including payment of any transfer fees, license fees, or other charges.
(ii)	Contracts for Generally Available Software:

For generally available software (including IBM Corp Products) which on the date of expiration or termination of the Transaction Document IBM is using:
(a)	solely to provide the Services to MMTL, IBM will assign its license, if any, to such software to MMTL or MMTL’s designee upon MMTL’s reimbursement to IBM of any initial, one-time license or purchase charges in an amount equal to the remaining unamortized value, if any, for the software, depreciated over a five year life; and

(b)	to provide Services to MMTL and other customers in a shared environment, IBM will provide reasonable assistance to MMTL in obtaining licenses for such software.
(iii)	Services Contracts: For any Third Party services, which on the date of expiration or termination of the Transaction Document IBM is using solely to perform the Services (such as machine maintenance, disaster recovery, or other Third Party services), IBM will assign the contracts, if any, for such Third Party services to MMTL or MMTL’s designee.
21.	General Principles of IBM and MMTL’s Relationship
(a)	Neither party grants the other the right to use its (or any of its Affiliates’) trademarks, trade names, or other designations in any promotion or publication without prior written consent.

(b)	Each party is free to enter into similar agreements with others. IBM personnel providing Services to MMTL under this Agreement may perform similar services for others and this Agreement will not prevent IBM from using the personnel and equipment provided to MMTL under this Agreement for such purposes. However, the personnel providing direct support for MMTL customers (IBM Agents, Team Leaders and Managers) can not be deployed to MMTL’s direct competitor ( travel portals operating in India) account for a period of 9 months from the day they are taken off from MMTL process. Such restriction shall not apply on IBM in case such personnel are used for providing services to or transferred within the Enterprise, to MMTL’s Affiliates or to MakeMyTrip.com Inc. Each party grants the other only the licenses and rights specified herein. No other licenses or rights (including licenses or rights under patents) are granted.

(c)	Each party may communicate with the other by electronic means and such communication is acceptable as a signed writing. An identification code (called a “user ID”) contained in an electronic document is sufficient to verify the sender’s identity and the document’s authenticity.

(d)	Each party will allow the other reasonable opportunity to comply before it claims that the other has not met its obligations.

(e)	Neither party may assign this Agreement, in whole nor in part, without the prior written consent of the other, such consent not to be unreasonably withheld. Any attempt to do so is void. The assignment of this Agreement, in whole or in part, within the Enterprise of which either party is a part or to an Affiliate or successor organization by merger or acquisition does not require the consent of the other.

(f)	MMTL agree not to resell any Service without IBM’s prior written consent. Any attempt to do so is void.

(g)	MMTL agree that this Agreement will not create any right or cause of action for any third party, nor will IBM be responsible for any third party claims against MMTL except as described in Section 12 above or as permitted by Section 17 above regarding liability for bodily injury (including death) or damage to real or tangible personal property for which IBM is legally liable.

(h)	MMTL agree that MMTL is responsible for the results obtained from the use of the Services.

(i)	MMTL agree to provide IBM with sufficient, free, and safe access to MMTL’s facilities and systems for IBM to fulfill its obligations.

(j)	MMTL agree to comply with all applicable export and import laws and regulations.

22.	Force Majeure
(a)	Neither Party will be liable for any default or delay in the performance of their respective obligations, to the extent that such default or delay:
(i)	is caused, directly or indirectly, by an event beyond the reasonable control of IBM or MMTL, whichever is the entity unable to perform (the Nonperforming Party), such as (without limitation) fire, flood, earthquake, elements of nature, acts of war, terrorism, riots, civil disorders, rebellions or revolutions, strikes, lockouts or labor difficulties; and

(ii)	could not have been prevented by commercially reasonable precautions, alternative sources, workaround plans, or other means,
(collectively a “Force Majeure Event”).

(b)	The Nonperforming Party will be excused from any further performance of its obligations affected by such Force Majeure Event for as long as such Force Majeure Event continues and the Nonperforming Party continues to use commercially reasonable efforts to recommence performance. The Nonperforming Party will immediately notify the other under this Agreement by telephone (to be confirmed in writing within five days of the inception of such default or delay) and describe at a reasonable level of detail the circumstances causing such Force Majeure Event. If a Force Majeure Event substantially prevents, hinders, or delays IBM’s performance of the Services necessary for the operation of functions which are critical to the operation of MMTL’s business, if any, for more than 30 consecutive days, then MMTL may either:
(i)	procure such Services from an alternate provider until IBM is able to provide the Services. Subject to Section 22(c) below, IBM will reimburse MMTL for any reasonable payments to such alternate provider for such Services, for the lesser of 180 days or the remainder of the Term; or

(ii)	terminate the affected Services by providing IBM with a written notice of termination and paying IBM for any unrecovered start-up costs, anticipated profit prorated to the date of termination, and any reasonable out-of-pocket expenses associated with ramp-down costs.
(c)	During the Force Majeure Event, MMTL will continue to pay IBM’s charges for the Services.

(d)	IBM obligation to provide the disaster recovery services , shall be to an extent set forth in Transaction Document

23.	Geographic Scope and Governing Law
(a)	This Agreement and the transactions contemplated by this Agreement are governed by the law in force in India. Nothing in this Agreement affects any statutory rights that cannot be waived or limited by contract under applicable law.

(b)	Any proceeding regarding the rights, duties, and obligations arising under, or relating in any manner to, the subject matter of this Agreement will be brought in New Delhi, India. The Parties waive any objections to such jurisdiction, including venue and inconvenient forum.

24.	Severability and Waiver
In the event that any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of the Agreement remain in full force and effect. Nothing in this Agreement affects any statutory rights of consumers that cannot be waived or limited by contract. The exercise or waiver, in whole or in part, of any right, remedy, or duty provided for in this Agreement will not constitute the waiver of any prior, concurrent or subsequent right, remedy, or duty within this Agreement.

25.	Entire Agreement
This Agreement and its applicable Transaction Documents are the complete agreement between the Parties, and replace any prior oral or written communications, regarding the acquisition of Services.

By signing below, both of Parties agree to the terms of this Agreement without modification. Once signed, 1) any reproduction of this Agreement or Transaction Document made by reliable means (for example, photocopy or facsimile) is considered an original and 2) all Services ordered under this Agreement are subject to the terms of this Agreement.
Agreement Effective Date: 0000 hours IST on 5th of March, 2008

Agreed to:		Agreed to:
Make My Trip India Private Limited		IBM Daksh Business Process Services Private Limited

By	/s/ Rajesh Magow	By	/s/ Anuj Kumar

Authorized Signature		Authorized Signature
Name (type or print): RAJESH MAGOW		Name (type or print): ANUJ KUMAR
Date: 5/03/2008		Date: 5th March, 2008

After signing, please return a copy of this Agreement to the “IBM address” shown above.